Exhibit 99.1

Contact:	Kimberly Rutherford	Corporate Communications
832.601.6193
kimberly.rutherford@usoncology.com

US Oncology Reports Results for First Quarter 2006

HOUSTON, May 4, 2006 US Oncology Holdings, Inc. (“Holdings” or the “Company”), the parent company of US Oncology, Inc. (“US Oncology”), one of the nation’s largest cancer care services companies, reported revenue of $701.7 million, EBITDA of $61.4 million and net income of $7.6 million for the quarter ended March 31, 2006.

The results of Holdings include those of US Oncology, its wholly-owned subsidiary, through which all operations are conducted. The results of operations and the financial position of Holdings are substantially identical to those of US Oncology, with the exception of nominal administrative expenses and items related to the capitalization of Holdings. For the quarter ended March 31, 2006, US Oncology reported EBITDA of $61.5 million and net income of $11.5 million.(1)

“Our management team has consistently demonstrated the ability to expand our capabilities and to strategically position the company and the network for success, in the face of declining reimbursement for medical oncology services. Our efforts, such as supporting the diversification of network practice offerings to include PET, CT and IMRT, as well as the successful implementation of our distribution and manufacturer services strategies, have led to our position as a leading provider of a comprehensive range of oncology services,” said Dale Ross, chairman and CEO of US Oncology. “During the first quarter, we made significant progress toward our 2006 strategic initiatives, such as the installation of iKnowMed, the Company’s electronic medical record, across the network, and adoption of Cancer Care Pathways by our network of affiliated practices. We will also continue our expansion of oncology services in 2006 with the launch of our specialty dispensing and mail order capabilities in the third quarter.”

“We believe this new specialty pharmaceutical distribution service will provide our network practices with strategic advantage in view of current cost control measures put in place by manufacturers and payors. Home-based delivery of oncology-specific drugs requires a higher level of tailored expertise than a traditional retail pharmacy may be able to provide. Our network of physicians, nurses and pharmacists with oncology-specific expertise will be able to deliver patient counseling and follow-up and help promote compliance with the prescribed therapy.”

(1)	Differences between the results of Holdings and US Oncology, as well as selected balance sheet data, are reconciled in this press release.

“Enabling cancer patients to have greater access to the most advanced care in their local community is the primary goal of our company and over 1,000 physicians in our network,” said Ross.

US Oncology Holdings First Quarter Highlights

•	EBITDA for the first quarter of 2006 was $61.4 million, compared to $60.9 million (Adjusted EBITDA) for the first quarter of 2005 and $58.7 million in the fourth quarter of 2005. These increases are primarily due to EBITDA generated by the Company’s recently established distribution and manufacturer services, partially offset by declines in medical oncology reimbursement.

•	Cash flow used in operations for the quarter ended March 31, 2006 was $128.2 million, compared with $0.3 million generated in the same period in 2005. The decrease in operating cash flow was primarily due to working capital investments in the distribution center, semi-annual interest payments on indebtedness and developments in the ongoing litigation with a 35-physician net revenue practice with which the Company terminated its affiliation during the second quarter of 2006.

•	During the first quarter of 2006, 23 physicians began practicing as part of the US Oncology network. Taking into consideration departures, principally physician retirements, the US Oncology network increased by a net of 18 physicians during the quarter.

•	As of March 31, 2006, 40 physicians had executed agreements to join the US Oncology network and are expected to begin practicing under these agreements during the remainder of 2006.

•	Four additional integrated cancer centers are under construction and are expected to begin providing patient care between the third quarter of 2006 and the second quarter of 2007.

•	Distribution operations to all network sites have commenced and approximately 75 percent of the value of oncology pharmaceuticals administered by network practices is being received from the distribution facility. The Company believes its working capital investment in the distribution center is near normalized levels.

Results of Operations

The Company operates and manages its business through four operating segments. The table below compares the results of the first quarter 2006 to the results of the corresponding period of the prior year and the preceding quarter (in millions).

In the first quarter of 2006, the Company updated its reportable segments to present information for its recently established service offerings related to oncology pharmaceuticals. In addition to the Company’s distribution center, the pharmaceutical services segment includes our service line model agreements with physician practices (where US Oncology provides drug management and pharmacy services) and certain services to manufacturers, such as data analysis and reporting.

	Q1 2006	Q1 2005	% Change		Q4 2005	% Change
Revenue
Medical oncology services	$529.5	$440.3	20.3		$499.6	6.0
Cancer center services	79.0	71.3	10.8		74.7	5.8
Pharmaceutical services	481.8	62.4	nm	(3)	395.2	21.9
Research and other	12.6	10.6	18.9		11.0	14.5
Eliminations (1)	(401.2)	—	nm	(3)	(315.5)	27.2

Total	$701.7	$584.6	20.0		$665.0	5.5

EBITDA
Medical oncology services	$32.9	$43.4	(24.2)		$37.4	(12.0)
Cancer center services	28.5	26.2	8.8		26.1	9.2
Pharmaceutical services	20.5	8.6	nm	(3)	12.7	61.4
Research and other	(0.9)	(2.8)	(67.9)		2.1	nm (3)
Corporate costs(2)	(18.5)	(29.0)	(36.2)		(18.1)	2.2
Eliminations	(1.1)	—	nm	(3)	(1.5)	(26.7)

Total	$61.4	$46.4	32.3		$58.7	4.6

Adjusted EBITDA (2)	$61.4	$60.9	0.8		$58.7	4.6
Net income	7.6	2.2	245.5		4.5	68.9

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our affiliated practices (medical oncology segment).
(2)	Corporate costs relate primarily to general and administrative expenses in support of our network. Corporate costs in the first quarter of 2005 include $14.5 million of long-term compensation expense that is excluded from Adjusted EBITDA for the period.
(3)	Not meaningful.

Medical Oncology Services

Medical oncology services revenue increased 20.3 percent over the first quarter of 2005, while EBITDA decreased 24.2 percent from the same period. The revenue increase reflects a 9.3 percent increase in medical oncology visits, as well as growth in pharmaceutical revenue throughout the network. The EBITDA decrease is primarily attributable to average sales price (“ASP”) reimbursement under Medicare that was effective January 1, 2005 and resulted in subsequent reductions to reimbursement rates during each quarter of 2005. In addition, EBITDA decreased due to modifications (effective January 1, 2006) in the Medicare Demonstration Project, which provides payments for certain data relating to physician evaluation and management of patient care.

Medical oncology services revenue increased 6.0 percent over the fourth quarter of 2005 while EBITDA decreased 12.0 percent from the same period. The revenue increase is consistent with a 5.5 percent increase in medical oncology visits from the fourth quarter of 2005. The EBITDA decrease is attributable to slightly lower ASP-based reimbursement rates as well as modifications to the Medicare Demonstration Project, referred to previously. ASP-based reimbursement declined approximately 0.3 percent from December 31, 2005. However, rates are expected to increase slightly in the second quarter of 2006 as a result of higher prices charged by manufacturers during the fourth quarter of 2005, which are the basis of ASP-based reimbursements in the second quarter of 2006.

Cancer Center Services

Cancer center services revenue was $79.0 million and EBITDA was $28.5 million for the first quarter of 2006, representing increases of 10.8 percent and 8.8 percent, respectively, over the first quarter of 2005. These increases reflect the addition of three integrated cancer centers since the first quarter of 2005 and the clinical acceptance of new technology, which together contributed to a 13.6 percent increase in IMRT treatments and a 23.9 percent increase in diagnostic scans.

First quarter revenue increased 5.8 percent and EBITDA increased 9.2 percent over the fourth quarter of 2005 reflecting a 13.0 percent increase in IMRT treatments and a 5.0 percent increase in diagnostic scans from the prior quarter.

Pharmaceutical Services

Pharmaceutical services revenue increased $419.4 million over the first quarter of 2005. Pharmaceutical services revenue consists primarily of drug sales from our distribution center to practices affiliated under both our comprehensive service arrangements and our service line model. The distribution center began operations in the third quarter of 2005 and, accordingly, no sales to affiliated practices occurred in the first quarter of 2005.

Pharmaceutical services also include service line revenues, fees earned from pharmaceutical manufacturers for acting as a group purchasing organization for our affiliated practices and manufacturer services. Revenues for these services were $81.8 million during the first quarter of 2006 an increase of $19.4 million over the first quarter of 2005. This increase is due primarily to a $13.9 million increase in service line revenues. EBITDA amounted to $20.5 million for the first quarter of 2006, an increase of $11.9 million over the comparable prior year period. The increase is attributable to $6.0 million EBITDA generated by our distribution center reflecting the ramp up of the distribution services provided to our affiliated practices and a $4.1 million increase in EBITDA from data analysis and reporting services provided to manufacturers.

Pharmaceutical services revenue increased 21.9 percent from the fourth quarter of 2005. Excluding distribution revenue, revenue increased $0.6 million from the fourth quarter of 2005. The increase is primarily due to an increase in revenues from manufacturer services. Pharmaceutical services EBITDA increased $7.8 million over the fourth quarter of 2005, due both to distribution and manufacturer services.

Net Income

Net income for the first quarter 2006 was $7.6 million, an increase of $5.4 million from the first quarter of 2005 and $3.1 million from the fourth quarter of 2005. Net income in the first quarter 2005 was reduced by $14.5 million of long-term compensation expense that did not recur in 2006. Offsetting this reduction was higher general and administrative expenses, reflecting resources required to support our strategic initiatives, and higher interest expense, since 2006 includes the full quarter impact of $250.0 million Senior Floating Rate Notes issued in late March 2005. The increase in net income over fourth quarter of 2005 is consistent with the $2.7 million increase in EBITDA over the same period.

Cash Flow

The Company used $128.2 million in cash for operations in the first quarter of 2006 compared to generating $0.3 million in the first quarter of 2005. The decrease in operating cash flow was primarily due to working capital investments of $113.0 million, mainly for inventory and accounts payable at the Company’s distribution center, which began distributing a limited number of pharmaceuticals in the third quarter of 2005. Between December 31, 2005 and March 31, 2006, inventory increased by $61.3 million and accounts payable decreased by $51.7 million as the Company became the primary pharmaceutical distributor for the network.

The Company is obligated to make semi-annual interest payments during the first and third quarters of the year amounting to approximately $40 million per quarter. Also, first quarter 2006 cash flow was negatively impacted by developments in an ongoing dispute with a former net revenue model practice that breached the terms of its management services agreement in February 2006 by restricting our access to our depository account. This action resulted in $18.0 million of collections as of March 31, 2006 that could not be accessed by the Company. The Company terminated this service agreement in April 2006, and under Court Order, expects to receive $10 million prior to May 10 for a portion of its unreimbursed expenses. The Company continues to be in litigation with the practice, as described later in this release.

As a result of the foregoing, the Company has borrowings of $20.0 million under its revolving credit facility as of March 31, 2006. Subsequent to March 31, 2006, the Company borrowed an additional $60.0 million to fund inventory purchases made in March, 2006. As of May 1, 2006, the Company had $21.9 million of cash and investments, and availability under the revolving credit facility of $57.6 million.

Development

One of the Company’s key strategic initiatives is expanding our network through affiliations with practices in new or existing markets, through physician recruitment and by entering into joint ventures. During the first quarter of 2006, agreements were signed with 24 physicians to begin practicing in our network. Also during the quarter, 23 physicians started practicing as part of our network. Of these 23 physicians, 10 physicians previously practiced under our service line model and began operating, effective January 1, under a comprehensive service agreement. Net of retirements, 18 physicians began practicing as part of the Company’s network during the first quarter.

Effective January 1, the Company entered into a joint venture with the Methodist healthcare system in Dallas, Texas to provide radiation therapy services. We have also entered into a letter of intent with another hospital system, regarding radiation oncology services, which is scheduled to close during the second quarter of 2006.

Effective April 1, the Company and Texas Oncology, P.A. (“Texas Oncology”), the Company’s largest affiliated group, assumed the radiation treatment operations of UT Southwestern Moncrief Cancer Center (“Moncrief”) at three sites in the Fort Worth, Texas area. In the transaction, the Company purchased the assets and assumed the lease obligations at the sites, and Texas Oncology began providing cancer care services. Moncrief will continue to provide supportive cancer care services.

Legal Proceedings

During the second quarter of 2006, the Company terminated its service agreement with a 35-physician practice under a net revenue model comprehensive service agreement as a result of breaches of that agreement by the practice. The practice accounted for 4.6 percent and 2.3 percent of the Company’s revenue and EBITDA, respectively, for the first quarter of 2006, and was the last remaining large practice managed under the net revenue model. The Company is currently involved in litigation with this practice regarding the service agreement. As a result of the practice’s breaches of that agreement and the litigation, the Company has been unable to collect on a timely basis payments on receivables owned by us and other amounts owed by the practice. At March 31, 2006, the total amount owed to us of $37.4 million is reflected on our balance sheet as other assets, net of $10 million that is due (under Court Order) to be collected in May 2006, which was included in our accounts receivable. We intend to pursue our claims, including claims for those amounts owing to us, as well as any costs and expenses that we incur as a result of any termination of the service agreement. We also intend to defend against the practice’s allegations that we breached the agreement and that the agreement is unenforceable. As with any complex litigation, the process necessary to resolve this claim may take as long as two to three years.

During the fourth quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. We are in the process of responding to the subpoena and intend to cooperate fully with the DOJ. There were no material changes to the inquiry or the process of responding to the inquiry during the first quarter of 2006.

The Company and US Oncology will broadcast the 2006 first quarter results by conference call on Thursday, May 4, 2006 at 9:00 A.M. Central Daylight Time. The archived replay of the event will be available through the news center on the Company’s Web site (www.usoncology.com).

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with 1,012 physicians operating in 487 locations, including 97 radiation oncology facilities in 34 states.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company’s ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services), reimbursement for medical services by non-governmental payors and cost-containment efforts by such payors, other changes in the manner care is reimbursed or administered, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to fund its operations through operating cash flow or utilization of its existing credit facility or its ability to obtain additional financing on acceptable terms, the Company’s ability to implement our distribution initiative and other strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation and enforcement, increases in the cost of providing cancer treatment services and the operations of the Company’s affiliated physician practices. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December, 31, 2005, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the terms “EBITDA” and “Adjusted EBITDA.” EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation) and minority interest expense. Prior to the first quarter of 2006, minority interest expense was treated as a reduction to EBITDA. Adjusted EBITDA excludes compensation expense associated with its long-term incentive plan. EBITDA and Adjusted EBITDA are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are derived from relevant items in the Company’s GAAP financials. A reconciliation of EBITDA and Adjusted EBITDA to net income and operating cash flow is included in this release.

Management believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA, among other financial measures, to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites. Our senior secured credit facility also requires that we comply on a quarterly basis with certain financial covenants that include EBITDA as a financial measure. Adjusted EBITDA excludes certain items because management believes excluding these items provides a better representation of our ongoing operations.

US ONCOLOGY HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q1 2006	Q1 2005	% Change	Q4 2005	% Change
Physician Summary:

Medical oncologists	690	624	10.6%	672	2.7%
Radiation oncologists	140	133	5.3	140	—
Other oncologists	44	45	(2.2)	44	—

Total CSA physicians	874	802	9.0	856	2.1

Service line physicians	138	136	1.5	138	—

Total physicians	1,012	938	7.9	994	1.8

Daily Operating Statistics:

Medical oncology visits (1)	10,051	9,200	9.3	9,524	5.5
Radiation treatments	2,919	2,876	1.5	2,744	6.4
IMRT treatments (2)	477	420	13.6	422	13.0
Diagnostic scans	819	661	23.9	780	5.0

Other Statistics:

Radiation oncology facilities(3)	97	94	3.2	97	—
PET systems	30	27	11.1	30	—
New patients enrolled in research studies during the period	646	811	(20.3)	730	(11.5)
Accounts receivable days outstanding	44	43	2.3	42	4.8

Notes to Key Operating Statistics:

(1)	Medical oncology visits include information for practices affiliated under comprehensive service agreements only, and do not include the results of service line practices.
(2)	IMRT treatments per operating day are also included in radiation treatments per operating day.
(3)	The first quarter of 2006 and fourth quarter of 2005 include 84 integrated cancer centers and 13 radiation-only facilities. The first quarter of 2005 includes 81 integrated cancer centers and 13 radiation-only facilities. Included in radiation oncology treatment and count statistics above are ten, nine and nine radiation oncology facilities operated by joint ventures in which either the Company or its affiliated practices have a financial interest as of March 31, 2006, December 31, 2005 and March 31, 2005, respectively.

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2005
	2006	2005
Product revenue	$457,741	$368,201	$434,512
Service revenue	244,002	216,388	230,438

Total revenue	701,743	584,589	664,950

Cost of products	438,313	351,009	415,951

Cost of services:
Operating compensation and benefits	116,682	99,980	107,655
Other operating costs	66,800	57,371	63,560
Depreciation and amortization	16,034	15,665	17,387

Total cost of services	199,516	173,016	188,602

Total cost of products and services	637,829	524,025	604,553
General and administrative expense	19,078	15,415	19,168
Compensation expense under long-term incentive plan	—	14,507	—
Depreciation and amortization	3,800	5,231	4,399

	660,707	559,178	628,120

Income from operations	41,036	25,411	36,830

Other expense:
Interest expense, net	(27,458)	(20,747)	(28,004)
Minority interest expense	(525)	(853)	(956)

Income before income taxes	13,053	3,811	7,870
Income tax provision	(5,482)	(1,646)	(3,374)

Net income	$7,571	$2,165	$4,496

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(128,193)	$301

Cash flows from investing activities:
Acquisition of property and equipment	(11,768)	(19,722)
Payments in practice affiliation transactions	(3,281)	(2,070)
Proceeds from sale of real estate interests in joint venture	—	900
Proceeds from contract separation	—	1,807

Net cash used in investing activities	(15,049)	(19,085)

Cash flows from financing activities:
Proceeds from senior floating rate notes	—	250,000
Proceeds from other indebtedness	—	13,100
Net borrowings under revolving facility	20,000	—
Payment of dividends on preferred stock	—	(200,015)
Payment of dividends on common stock	—	(49,985)
Repayment of term loan	(1,000)	(14,912)
Repayment of other indebtedness	(2,076)	(2,646)
Issuance of stock	—	1,319
Contributions from minority shareholders	482	—
Proceeds from exercise of options	18	—

Net cash provided by (used in) financing activities	17,424	(3,139)

Decrease in cash and equivalents	(125,818)	(21,923)
Cash and equivalents:
Beginning of period	125,838	120,400

End of period	$20	$98,477

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	March 31, 2006	December 31, 2005
ASSETS

Current assets:
Cash and equivalents	$20	$125,838
Accounts receivable	345,935	347,224
Other receivables	95,475	84,654
Prepaid expenses and other current assets	23,495	22,531
Inventories	109,351	47,679
Deferred income taxes	5,630	5,630
Due from affiliates	50,116	55,996

Total current assets	630,022	689,552

Property and equipment, net	397,344	412,334
Service agreements, net	240,874	242,687
Goodwill	716,732	716,732
Other assets	85,314	57,669

	$2,070,286	$2,118,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$28,121	$10,359
Accounts payable	186,843	237,963
Due to affiliates	142,435	122,385
Accrued compensation cost	21,899	33,772
Accrued interest payable	10,681	31,792
Income taxes payable	6,639	7,388
Other accrued liabilities	30,497	30,938

Total current liabilities	427,115	474,597

Deferred revenue	6,279	6,971
Deferred income taxes	30,301	28,459
Long-term indebtedness	1,218,955	1,230,871
Other long-term liabilities	8,089	7,894

Total liabilities	1,690,739	1,748,792

Minority interests	13,753	13,069

Preferred stock, 15,000 shares authorized, 13,939 shares issued and outstanding, respectively	297,527	292,716

Stockholders’ equity:
Common stock, $0.001 par value, 250,000 shares authorized, 119,564 and 119,546 shares issued and outstanding, respectively	120	120
Additional paid-in capital	59,017	61,990
Deferred compensation	—	(3,536)
Accumulated other comprehensive income, net of tax	1,459	912
Retained earnings	7,671	4,911

Total stockholders’ equity	68,267	64,397

	$2,070,286	$2,118,974

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME AND SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

Reconciliation of Holdings Net Income to US Oncology Net Income:

Three Months Ended March 31, 2006
Holdings Net Income	$7,571

Add back: General and administrative expense	126
Interest expense	5,964
Effective tax rate differential	(2,175)

US Oncology Net Income	$11,486

Reconciliation of Selected Balance Sheet Data:

	March 31, 2006
	US Oncology	Holdings combining entries and eliminations	Holdings
Total assets	$2,061,624	$8,662	$2,070,286
Total liabilities	1,447,489	243,250	1,690,739
Preferred stock	—	297,527	297,527
Stockholders’ equity	600,382	(532,115)	68,267

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2006	2005	2005
Net income	$7,571	$2,165	$4,496
Add back:
Interest expense, net and other income	27,458	20,747	28,004
Income tax provision	5,482	1,646	3,374
Depreciation and amortization	19,834	20,896	21,786
Amortization of stock compensation	545	965	1,019
Minority interest expense	525	— (1)	— (1)

EBITDA	61,415	46,419	58,679
Plus:
Compensation expense under long-term incentive plan	—	14,507	—

Adjusted EBITDA	61,415 (2)	60,926	58,679

Changes in assets and liabilities	(158,047)	(41,455)	486
Minority interest expense	— (1)	853	956
Deferred income tax provision	1,379	2,370	(4,494)
Interest expense, net	(27,458)	(20,747)	(28,004)
Income tax provision	(5,482)	(1,646)	(3,374)

Net cash provided by (used in) operating activities	$(128,193)	$301	$24,249

(1)	Effective January 1, 2006, minority interest expense was added back to net income. Had minority interest expense been added back for the quarters ended March 31, 2005 and December 31, 2005, EBITDA would have amounted to $47.3 million and $59.6 million, respectively.
(2)	US Oncology Holdings incurs certain general and administrative costs that are incremental to the amounts incurred by US Oncology. During the quarter ended March 31, 2006, these expenses were $0.1 million and are not included in the determination of US Oncology Adjusted EBITDA of $61.5 million for this period.